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                                                                                 Exhibit 99(f)

                        System Energy Resources, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges


                                                                                                     March 31,
                                                      1991      1992      1993      1994      1995     1996
Fixed charges, as defined:
  Interest on long-term debt                         $218,538  $196,618  $184,818  $162,517 $136,916  $137,455
  Interest on notes payable                                --        --        --        88      473       583
  Amortization of expense and premium on debt-net       7,495     6,417     4,520     6,731    6,104     6,083
  Interest applicable to rentals                       10,007     6,265     6,790     7,546    6,475     6,956
  Other interest charges                                3,617     1,506     1,600     7,168    8,019     7,565
                                                     ---------------------------------------------------------
Total fixed charges, as defined                      $239,657  $210,806  $197,728  $184,050 $157,987  $158,642
                                                     =========================================================
Earnings as defined:
  Net Income                                         $104,622  $130,141   $93,927    $5,407  $93,039   $94,005
  Add:
    Provision for income taxes:
      Federal and State                               (26,848)   35,082    48,314    67,477  120,830   126,479
      Deferred Federal and State - net                 37,168    23,648    60,690   (27,374) (41,871)  (45,267)
    Investment tax credit adjustment - net             63,256    30,123   (30,452)   (3,265)  (3,466)   (3,466)
    Fixed charges as above                            239,657   210,806   197,728   184,050  157,987   158,642
                                                     ---------------------------------------------------------
Total earnings, as defined                           $417,855  $429,800  $370,207  $226,295 $326,519  $330,393
                                                     =========================================================
Ratio of earnings to fixed charges, as defined           1.74      2.04      1.87      1.23     2.07      2.08
                                                     =========================================================
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